Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

TRIMBLE NAVIGATION LIMITED
(a California corporation)

AND

TRIMBLE INC.
(a Delaware corporation)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 30, 2016 between Trimble Inc., a Delaware corporation (“Trimble Delaware”), and Trimble Navigation Limited, a California corporation (“Trimble California”).

RECITALS

WHEREAS, Trimble Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Trimble California is a corporation duly organized and existing under the laws of the State of California;

WHEREAS, the Board of Directors of Trimble Delaware and the Board of Directors of Trimble California deem it advisable to merge Trimble California with and into Trimble Delaware so that Trimble Delaware is the surviving corporation on the terms provided herein (the “Merger”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1           The Merger. After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, Trimble California will merge with and into Trimble Delaware and Trimble Delaware shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and with the Secretary of State of the State of California in accordance with the provisions of the California Corporations Code and shall make all other filings or recordings required by Delaware or California law in connection with the Merger. The Merger shall become effective upon the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be provided for in such Certificates of Merger

(the “Effective Time”). Upon the Effective Time, the separate corporate existence of Trimble California shall cease and Trimble Delaware shall be the surviving corporation (the “Surviving Corporation”).

1.2           Conditions to the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions: (a) this Agreement shall have been adopted by the sole stockholder of Trimble Delaware, in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Trimble Delaware; and (b) this Agreement shall have been adopted by holders of at least a majority of the outstanding shares of common stock of Trimble California (“Trimble California Common Stock”) in accordance with the requirements of California law and the Restated Articles of Incorporation and Bylaws of Trimble California.

1.3           Transfer, Conveyance and Assumption. At the Effective Time, Trimble Delaware shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Trimble California, and all of the assets and property of whatever kind and character of Trimble California shall vest in Trimble Delaware, as the Surviving Corporation, without further deed; thereafter, Trimble Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Trimble California, and any claim or judgment against Trimble California may be enforced against Trimble Delaware, as the Surviving Corporation, in accordance with the DGCL and the California Corporations Code.

1.4           Certificate of Incorporation; Bylaws.

(a) From and after the Effective Date, the Certificate of Incorporation of Trimble Delaware shall be the Certificate of Incorporation of the Surviving Corporation.

(b) From and after the Effective Date, the Bylaws attached as Exhibit A shall be the Bylaws of the Surviving Corporation.

1.5           Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of Trimble California serving as directors or officers of Trimble California immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE II
CONVERSION OF SHARES

2.1           Conversion of Stock.

(a) Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of the outstanding share of common stock, par value $0.001 per share, of Trimble Delaware (“Trimble Delaware Common Stock”), each share of Trimble Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be issued in respect thereof.

(b) Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Trimble California Common Stock, each share of Trimble California Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of Trimble Delaware Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Trimble Delaware. Trimble Delaware hereby represents and warrants that it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c) is not in violation of any provisions of its Certificate of Incorporation or Bylaws; and

(d) has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the sole stockholder of Trimble Delaware in accordance with the DGCL and the Certificate of Incorporation and Bylaws of Trimble Delaware, consummate the Merger and the other transactions contemplated by this Agreement.

3.2           Representations and Warranties of Trimble California. Trimble California hereby represents and warrants that it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c) is not in violation of any provisions of its Restated Articles of Incorporation or Bylaws; and

(d) has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the shareholders of Trimble California in accordance with the California law and the Restated Articles of Incorporation and Bylaws of

Trimble California, consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV
TERMINATION

4.1           Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of Trimble Delaware or the Board of Directors of Trimble California, notwithstanding the adoption of this Agreement by the stockholders of Trimble Delaware or shareholders of Trimble California.

ARTICLE V
FURTHER ASSURANCES

5.1           Further Assurances as to Trimble Delaware. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Trimble California acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Trimble California and its proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of Trimble California or otherwise to take any and all such action.

ARTICLE VI
MISCELLANEOUS

6.1           Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Trimble Delaware and the Board of Directors of Trimble California, whether before or after the adoption of this Agreement by the stockholders of Trimble Delaware and shareholders of Trimble California; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of Trimble Delaware or shareholders of Trimble California without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Trimble Delaware and Trimble California.

6.2           No Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3           Assignment; Third Party Beneficiaries. Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

6.4           Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware.

6.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6           Entire Agreement. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

TRIMBLE INC., a Delaware corporation

By:	/s/ James A. Kirkland
Name: James A. Kirkland
Title: Vice President, General Counsel & Secretary

TRIMBLE NAVIGATION LIMITED, a California corporation

By:	/s/ James A. Kirkland
Name: James A. Kirkland
Title: Vice President, General Counsel & Secretary

Exhibit A

Bylaws of Trimble Delaware

[Intentionally Omitted.]

[See Exhibit 3.2 to this Current Report on Form 8-K.]